Exhibit 99.1

NEWS RELEASE

CONTACT:	MARK THOMAS DIRECTOR OF INVESTOR RELATIONS (281) 921-6400

Release #15-06

CARBO ANNOUNCES FIRST QUARTER 2015 RESULTS

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $73.7 million compared to $148.6 million in the first quarter of the prior year.

•	GAAP net loss of $28.6 million, or a loss of $1.24 per share.

•	This net loss includes $16.7 million, or $0.73 per share in miscellaneous after-tax charges and $5.5 million, or $0.24 per share of after-tax costs associated with slowing and idling production; in aggregate, of the $22.2 million in after-tax charges and other production costs, $15.2 million were non-cash related.

•	Cash preservation and cost reduction initiatives yielding positive results.

•	KRYPTOSPHERE HD scheduled for critical lower tertiary well in Gulf of Mexico in the second quarter. The job will also include a new product, KRYPTOSPHERE SCALEGUARD.

HOUSTON, TX (April 30, 2015) – CARBO Ceramics Inc. (NYSE: CRR) today reported a GAAP net loss of $28.6 million, or a loss of $1.24 per share, on revenues of $73.7 million for the quarter ended March 31, 2015. This net loss includes $16.7 million, or $0.73 per share in miscellaneous after-tax charges and $5.5 million, or $0.24 per share of after-tax costs associated with slowing and idling production. Of the $22.2 million in after-tax charges and other production costs, $15.2 million were non-cash related.

CEO Gary Kolstad commented, “Industry activity witnessed a significant and severe contraction during the first quarter of 2015. As previously discussed, we expected our ceramic sales volumes to be impacted greater than the decline in the U.S. rig count, which fell approximately 45 percent by the end of the first quarter compared to the average for the fourth quarter of 2014. With visibility limited as to the duration and magnitude of this down-cycle, we aggressively implemented a number of initiatives to preserve cash, lower costs, and maintain financial flexibility. Many of these initiatives burdened the income statement; however, we believe they are prudent measures to take in this market environment.

“The cash preservation and cost reduction initiatives that we executed during the quarter included reducing our workforce across the organization, mothballing our plant in McIntyre, Georgia, moving forward with mothballing our plant in Luoyang, China, slowing down and idling other domestic manufacturing facilities, limiting capital expenditures and reducing the dividend. In addition, we continued to work with our suppliers to reduce costs.

“All of these initiatives will help us manage through this down-cycle, while maintaining our long-term strategy of building the leading production enhancement technology company in the oil and gas services sector.

“Our management team has been through these down-cycles several times before; we know what needs to be done, and our execution on these initiatives is proceeding well.

CARBO Ceramics First Quarter 2015 Earnings Release

April 30, 2015

“Down-cycles can overshadow bright spots that exist in our business. For example, we are very pleased with the growth in demand for KRYPTOSPHERE® proppant by E&P operators for their critical wells in the Gulf of Mexico. KRYPTOSPHERE protects their large investments by helping them build the best producing frac they can, with proppant that will last the life of the well.

“Our multi-year development has led to our highest technology and the highest conductivity proppant ever made. We are also making significant progress in further advancing the KRYPTOSPHERE family of proppants with the development of a medium density KRYPTOSPHERE, as well as the introduction of KRYPTOSPHERE SCALEGUARD®, a scale inhibiting proppant.

“While it is a difficult time in the industry, our Design, Build, and Optimize the Frac® technology businesses, including FRACPRO® and STRATAGEN®, bring important value to E&P operators to increase well production and estimated ultimate recovery (EUR).

“We believe our technology offers E&P operators two clear value propositions in this lower oil and gas price environment. The first is lower Finding & Development (F&D) costs, due to building more efficient fracs that increase production and EUR; and, the second is lower Lease Operating Expenses (LOE), by incorporating our technologies such as SCALEGUARD which reduces costly work-overs and lost production. Technology is what separates us from our competitors,” Mr. Kolstad said.

Natural Gas Contracts

The Company has historically entered into natural gas contracts to supply its domestic manufacturing facilities. These contracts call for taking physical delivery of the natural gas as the contracts come to term. Given the mothballing, slowing and idling of its domestic facilities during the first quarter, the Company was unable to consume all of the natural gas for which it was contracted. As a result, the relevant contracts will now be accounted for as derivative instruments and will be revalued on a periodic basis. The impact of this change and the Company’s cash preservation initiatives on the income statement during the first quarter of 2015 are further detailed in the First Quarter Results below.

First Quarter Results

Revenues for the first quarter of 2015 decreased 50 percent, or $74.8 million, compared to the first quarter of 2014. The decrease was mainly attributable to a decrease in ceramic proppant and resin coated sand sales volumes, partially offset by an increase in Northern White Sand sales volumes, as specified in the Proppant Sales Volumes table below.

Operating loss for the first quarter of 2015 was $42.5 million compared to an operating profit of $27.4 million in the first quarter of 2014. The decrease was mainly attributable to the decrease in ceramic proppant sales volumes and a decrease in average proppant selling price. In addition, the Company recorded a $12.5 million loss on derivative instruments, and based on manufacturing accounting guidelines, the Company expensed $8.4 million in unabsorbed production costs as a result of low production levels and idled facilities. Operating loss was further impacted by $6.0 million in severance costs and a $4.4 million adjustment in cost of sales to reduce the value of certain inventory down to lower market prices. These miscellaneous charges and other production costs are presented in the tables below.

Net loss for the first quarter of 2015 was $28.6 million, compared to net income of $18.4 million in the first quarter of 2014.

Proppant Sales Volumes (in million lbs)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014

Ceramic	177	373
Resin Coated Sand (RCS)	9	48
Northern White Sand	343	157

Total	529	578

CARBO Ceramics First Quarter 2015 Earnings Release

April 30, 2015

Summary of Miscellaneous Charges and Other Production Costs

Miscellaneous Charges (In thousands)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014

Non-cash Loss on Derivative Instruments	$12,547	$—
Severance	5,955	—
Non-cash Inventory Write Down	4,372	—
Tax effect of miscellaneous charges	(6,167)	—

Total	$16,707	$—

Other Production Costs (In thousands)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014

Slowing and idling production	$8,421	$—
Tax effect of other production costs	(2,947)	—

Total	$5,474	$—

Technology and Business Highlights

•	SCALEGUARD continues to build on its success. During the quarter, the proppant-delivered scale inhibiting technology was successfully pumped in hydraulic fracturing operations for new operators in Alaska, the Bakken and South Texas.

•	Field trials began on another proppant-delivered technology. This prospective addition to the GUARD Production Assurance technology platform was pumped into several wells and will be monitored against offset wells for performance variations over the next quarter. Additional field trials are expected to take place during the second quarter of 2015.

•	In the Permian, a new CARBONRT® inert tracer was used by a large independent operator to determine proppant placement and propped fracture height. The new CARBONRT product is manufactured with a higher tracer concentration. This modified CARBONRT inert tracer can be mixed with other proppant, including sand, thereby expanding its market application.

•	In April, a field trial was initiated with a major operator on a new technology solution for water injector pressure maintenance that leads to significantly higher production rates, increased recovery and longer production lives in mature, depleted fields. This new solution will have global application, particularly in brownfield offshore markets including the Gulf of Mexico, North Sea, Caspian, West Africa and Latin America. The field trial incorporated CARBOBONDLITE with CARBONRT in a frac & pack.

•	In the Permian, operators in the 2nd Bone Springs formation are realizing approximately 100 percent higher rates normalized on lateral length, compared to published averages in the area, by employing the integrated technologies of the Design, Build, and Optimize the Frac platform. CARBO initiated several projects to improve frac efficiency. In a number of these projects, historical frac design focused on contact area at the exclusion of conductivity, and subsequent well production indicated sub-optimum return-on-investment. The frac design was modified for more conductivity and employed high-quality CARBO ceramic proppant.

•

Several clients in a major North American unconventional reservoir have implemented the Design, Build and Optimize the Frac platform to complete multiple wells in a more efficient manner. In this workflow, STRATAGEN consultants utilize FRACPRO stimulation software and reservoir modeling to design well completions with 100 percent CARBO ceramic proppant versus previous designs using 100 percent sand, but at significantly lower proppant volumes of ceramic. The results show the

CARBO Ceramics First Quarter 2015 Earnings Release

April 30, 2015

increased efficiency of the ceramic proppant allows for improved production at the same, or even lower overall stimulation cost. This approach also reduces environmental impact, water usage, trucking shipments and stimulation horsepower. Preliminary results are encouraging and have led to transferring the approach to other major unconventional basins.

•	During the quarter, a new version of FRACPRO software was released. The latest release has an improved interface and functionality that provide users with superior navigation, enhanced graphics and several new modelling options. The 3D reservoir viewer has been upgraded to display microseismic data and has much easier pan, zoom and tilt functions. Users can now model multiple wellbores and zipper frac operations from within a single INP file. This allows all fractures in a field or from a pad location to be displayed together, and for interference calculations to be run simultaneously between the wells.

•	Falcon Technologies® is realizing the benefits from establishing a distribution network for its TANKGUARDTM tank bases, ePads and pre-sprayed composite lines (PCL) products. During the first quarter, TANKGUARD sales have increased substantially over the same quarter in 2014.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “The industry will eventually recover however, the timing and magnitude of this recovery is uncertain. The typical cost-cutting reaction by E&P operators is underway, as evidenced by the sharp reduction in industry activity during the first quarter of 2015. We are seeing two cost reduction actions by E&P operators that negatively impact our business. First, some wells are drilled but not completed and second, some wells are completed with low conductivity proppant.

“The impact on the entire ceramic proppant industry has been severe, leading other domestic proppant suppliers to make similar decisions to mothball and idle ceramic proppant manufacturing capacity. While imports have declined significantly compared to the fourth quarter of 2014, inventory levels of low quality imported ceramic proppant still remain a factor in causing the intense price competition that we are currently experiencing. Our position as a low-cost, highest quality producer affords us an advantage over low quality imported ceramic proppant. This advantage should aid us in our domestic ceramic proppant market share as we focus on sales volume.

“As a best-in-class technology-oriented company, we have to look beyond these down-cycles and develop technologies that continue to differentiate CARBO. A number of field trials under our proppant-delivered platforms—Production Assurance, Flow Enhancement and Fracture Evaluation services - were completed in the first quarter with positive initial feedback from clients. We expect further field trials throughout the year, with the potential to commercialize some of these products as early as the second quarter of 2015. In addition, SCALEGUARD, a scale-inhibiting ceramic proppant, continues to see adoption by new clients as well as geographic growth across North America basins.

“With respect to our KRYPTOSPHERE proppant technology, a large KRYPTOSPHERE HD job is scheduled to be pumped during the second quarter in a critical Lower Tertiary / Paleogene well in the Gulf of Mexico. This job will also incorporate KRYPTOSPHERE SCALEGUARD technology. We expect this work to be followed by other wells in the subsequent quarters.

“We are also excited about the development of our medium density KRYPTOSPHERE. This meets client needs for a lower density proppant than KRYPTOSPHERE HD, yet has the same technology and similar conductivity in these high stress wells. In the third quarter, we expect to complete the retrofit of an existing plant to the new KRYPTOSPHERE process to increase our manufacturing capacity of these products.

“FRACPRO and STRATAGEN continue to be important technology businesses for us, and are successfully navigating the downturn. Falcon Technologies, our environmental business, continues to make progress in becoming more of a product manufacturing business as shown by growth in client base and sales.

CARBO Ceramics First Quarter 2015 Earnings Release

April 30, 2015

“Our production enhancement technologies, specifically KRYPTOSPHERE and our proppant-delivered products such as SCALEGUARD, will help differentiate CARBO within the industry as well as increase revenues derived from technology-based sales in the future. We expect growth of these technologies through this depressed period as the improvement in well production and decrease in LOE for E&Ps can be significant. Despite current market conditions, we will not lose sight of our long-term strategy on developing superior production enhancement technologies.

“With the industry focus primarily on cost reduction, near term visibility for ceramic proppant demand is limited. We will manage through this down-cycle with a focus on cash preservation and cost reduction to provide financial flexibility. This strategy includes idling capacity to further reduce inventory levels, and thus we expect further under-absorption and idling costs to impact our financials in the second quarter of 2015. In addition, we have begun conversations with our lender about possible adjustments to the covenants and other terms and conditions of our credit facility to give us additional flexibility during this down-cycle.

“Our focus on cash preservation has yielded positive results. The combination of initiatives we executed in the first quarter, along with the expectation for reduced capital expenditures for the balance of the year, gives us confidence that our balance sheet will remain strong,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s first quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10061821

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. and Canadian callers) or (412) 542-4138 (for locations outside North America) and ask for the “CARBO Ceramics” call. The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through May 30, 2015 at 9:00 a.m. Eastern Time. To access the replay from the U.S. and Canada, please dial 1-877-344-7529; international callers outside North America should dial 1-412-317-0088. Please reference conference number 10061821. Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

CARBO is an oilfield services technology company providing industry-leading products and services for:

Production Enhancement

•	Our Production Enhancement businesses increase E&P Operators’ Production and EUR…by providing industry leading technology to Design, Build, and Optimize the FracTM

Environmental Services

•	Our Environmental business protects E&P Operators’ assets, minimizes environmental risk, and lowers lease operating expenses (LOE)

CARBO Ceramics First Quarter 2015 Earnings Release

April 30, 2015

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing, distribution and product development risks, our dependence on and loss of key customers, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation on hydraulic fracturing, changes in foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

-tables follow-

CARBO Ceramics First Quarter 2015 Earnings Release

April 30, 2015

	Three Months Ended March 31
	2015	2014
	(In thousands except per share data)
Revenues	$73,747	$148,564
Cost of sales	99,745	104,200

Gross (loss) profit	(25,998)	44,364
SG&A and other operating expenses	16,515	16,953

Operating (loss) profit	(42,513)	27,411
Other (expense) income, net	(131)	92

(Loss) income before income taxes	(42,644)	27,503
Income tax (benefit) expense	(14,042)	9,076

Net (loss) income	$(28,602)	$18,427

(Loss) earnings per share:
Basic	$(1.24)	$0.80

Diluted	$(1.24)	$0.80

Average shares outstanding:
Basic	22,975	22,948

Diluted	22,975	22,948

Depreciation and amortization	$12,994	$11,803

Supplemental Income Statement

(Break-out of miscellaneous charges and other production costs)

	Three Months Ended March 31
	2015	2014
	(In thousands )
Revenues	$73,747	$148,564
Cost of sales	69,770	104,200
Slowing and idling production	8,421	—
Loss on derivative instruments	12,547	—
Severance	4,635	—
Inventory write down	4,372	—

Gross (loss) profit	(25,998)	44,364
SG&A and other operating expenses	15,195	16,953
Severance	1,320	—

Operating (loss) profit	(42,513)	27,411
Other (expense) income, net	(131)	92

(Loss) income before income taxes	(42,644)	27,503
Income tax (benefit) expense	(14,042)	9,076

Net (loss) income	$(28,602)	$18,427

CARBO Ceramics First Quarter 2015 Earnings Release

April 30, 2015

Balance Sheet Information

	March 31, 2015	December 31, 2014
	(In thousands)
Assets
Cash and cash equivalents	$96,143	$24,298
Deferred income taxes	26,271	11,348
Other current assets	205,171	301,965
Property, plant and equipment, net	575,478	568,716
Goodwill	12,164	12,164
Intangible and other assets, net	24,286	15,735

Total assets	$939,513	$934,226

Liabilities and Shareholders’ Equity
Bank borrowings	$75,000	$25,000
Derivative instruments (current)	6,759	—
Other current liabilities	33,199	52,415
Deferred income taxes	81,631	80,754
Derivative instruments (long-term)	5,788	—
Shareholders’ equity	737,136	776,057

Total liabilities and shareholders’ equity	$939,513	$934,226